FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Kelly Beavers	Bill Marino
Exabyte Corporation	Trippe-Marino, Inc.
303-417-7225	303-988-5133
kjb@exabyte.com	bmarino@trippemarino.com

EXABYTE REPORTS REVENUE OF $24.5 MILLION FOR 3RD QUARTER

Non-Cash and Special Charges of $12.9 Million Result in Loss of $12.6 Million

BOULDER, CO - November 7, 2003 - Exabyte Corporation (OTCBB: EXBT), a performance and value leader in tape backup systems, today reported increased revenue of $24.5 million and a net loss of $12.6 million for the third quarter ended September 27, 2003. In the prior quarter, the Company recorded revenue of $22.7 million and a net loss of $5.0 million. The $12.6 million net loss includes $12.9 million of non-cash or special charges related to lease terminations, over advance guarantees with the Company's bank and foreign currency fluctuations.

Third quarter revenue includes $1.6 million for sales of service parts and inventory to Teleplan International, Inc. as part of an agreement to outsource the Company's Depot Repair Service operations. Gross profit margin improved to 36 percent versus 28 percent in the second quarter as a result of a higher than normal gross margin contribution from sales to Teleplan, further reductions in overhead costs, and more consistent product costs during the quarter. The third quarter operating loss of $3.4 million includes a $4.7 million special charge relating to the termination of certain real estate leases. Operating loss for the second quarter was $1.8 million.

Total operating expenses in the quarter were $12.2 million, including the $4.7 million special charge for lease terminations noted above, compared to second quarter operating expenses of $8.2 million. Total spending for selling, general and administrative expense and research and development expense decreased eight percent in the third quarter to $7.5 million from $8.2 million in the earlier quarter as a result of management's continued focus on reducing and controlling costs.

The third quarter net loss of $12.6 million includes $12.9 million of non-cash or special charges compared with a second quarter net loss of $5.0 million, which included non-cash interest expense of $2.5 million related to common stock issued in exchange for over advance guarantees made by guarantors in favor of Silicon Valley Bank. The over advance guarantees remained in effect for the third quarter and additional common stock was issued to guarantors that was valued at $7.0 million due to a significant increase in the market price of the Company's common shares during September, 2003. The Company also recorded a non-cash loss for the quarter on foreign currency fluctuation of $1.2 million due primarily to the re-measurement of a Japanese yen denominated note payable to a supplier.

Significant changes to the Company's balance sheet include a reduction in accounts receivable from $19.1 million at the end of the second quarter to $17.6 million at the end of September due to significantly improved cash collections and lower days' sales outstanding at the end of the quarter. Accounts payable decreased to $9.3 million from $15.9 million at the end of the second quarter, primarily due to the conversion of $4.5 million of current payables to long-term debt. The current portion of notes payable to suppliers decreased from $16.4 million at the end of June to $12.6 million at the end of the third quarter, due to a combination of payments made in the quarter and the negotiated extension to the schedule of payments for the largest of the notes.

"During the quarter, we continued to execute the steps required to streamline the company," said Tom Ward, president and CEO of Exabyte.  "Consolidating the Company's facilities has led to increased efficiency that will further our team's efforts to seize the opportunities ahead. I am encouraged by our progress. We're seeing steady growth in sales of our VXA products and remain confident in the exciting potential of that business."

The Company will hold a conference call to discuss third quarter results on Wednesday, November 12 at 9:00 a.m. (Mountain Time). Interested parties can join the call by dialing 800-901-5248 in the U.S. and 617-786-4512 internationally and entering the conference call ID, "39955433." The call will also be webcast and can be accessed at the company web site after 5:00 p.m. on November 12.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT) provides innovative tape storage solutions to customers whose top buying criteria is value: capacity/price, speed, data reliability and ease-of-use. Exabyte, an industry innovator since 1987, is the recognized value-leader in tape storage and automation solutions for servers, workstations, LANs and SANs. With groundbreaking VXA Packet Technology, the most significant advancement in tape in the last decade, Exabyte's VXA-2 solutions provide SMB and departmental users dramatically higher capacity, speed and data reliability at competitive prices. Exabyte's drives and automation products are rugged, robust and reliable solutions for users of VXAtape™, LTO™ (Ultrium™) and MammothTape™. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company's commitment to value and customer service, including partners such as IBM, HP, Fujitsu Siemens Computers, Bull, Toshiba, Logitec, Apple Computer, Kontron, Tech Data, Ingram Micro, CDW and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, e-mail investor@exabyte.com.

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The foregoing contains forward-looking statements related to the company's products and business prospects. Such statements are subject to one or more risks. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the company's 2002 Form10-K. Please refer to the company's Form 10-K and Forms 10-Q for a description of such risks.

Exabyte, VXA and M2 are registered trademarks, and, MammothTape is a trademark of Exabyte Corp. All other trademarks are the property of their respective owners.